Press Release

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Announces New Addition to Board of Directors

–	Board appoints local businesswoman, Beverly Godfrey, to fill position; Godfrey chosen for leadership skills and business acumen.

Winston-Salem, North Carolina, January 30, 2007 - Southern Community Financial Corporation (Nasdaq symbol: SCMF & SCMFO) has chosen Beverly Hubbard Godfrey to serve on its Board of Directors. Ms. Godfrey is president and CEO of Coldwell Banker Triad Realtors, one of the Triad’s largest real estate firms. A 28-year veteran of the industry, she was sales manager of Hubbard Realty when the sales division of that company merged with Coldwell Banker Lambe-Young and Coldwell Banker Joyner Price and Britt to form Coldwell Banker Triad Realtors in 1997. Many credit the success of that merger to her leadership skills and diplomatic approach. She is also known for her enthusiasm for computer technology, and her ability to apply new software and equipment to business challenges.

Ms. Godfrey earned her bachelor’s degree in psychology from Salem College. She initially joined Hubbard Realty, the company her father founded in 1950. Now she presides over a company with some 350 sales agents in seven locations.

“Beverly has demonstrated exceptional leadership both in the real estate industry and in community service,” said Scott Bauer, chairman and CEO of Southern Community. “She personally treats her employees and her fellow community volunteers as customers. These qualities should make her a perfect fit for our board.”

Ms. Godfrey’s appointment to a three-year term is subject to election by shareholders at the upcoming annual shareholders’ meeting in May. She is currently slated to serve on the Trust and Loan Committees of the board.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-one branches throughout North Carolina. Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com.

For more information:
Scott Bauer, Chairman and Chief Executive Officer
(336) 768-8500